SUB-ITEM 77Q3

INVESCO GLOBAL SMALL & MID CAP GROWTH FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-6463
SERIES NO.:          3

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
72DD.   1   Total income dividends for which record date passed during the period. (000's Omitted)
            Class A               $ 2,235
        2   Dividends for a second class of open-end company shares (000's Omitted)
            Class Y               $    32
            Institutional Class   $   237

73A.        Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1   Dividends from net investment income
            Class A                0.0641
        2   Dividends for a second class of open-end company shares (form nnn.nnnn)
            Class Y                0.0964
            Institutional Class    0.1478

74U.    1   Number of shares outstanding (000's Omitted)
            Class A                33,476
        2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
            Class B                 2,486
            Class C                 1,604
            Class Y                   440
            Institutional Class     1,573

74V.    1   Net asset value per share (to nearest cent)
            Class A               $ 17.13
        2   Net asset value per share of a second class of open-end company shares (to nearest cent)
            Class B               $ 15.14
            Class C               $ 15.15
            Class Y               $ 17.17
            Institutional Class   $ 17.10
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